UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 15, 2009

Regency Affiliates, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-7949	72-0888772
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

610 N.E. Jensen Beach, Florida		34957
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (772) 334-8181

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 8.01.   OTHER EVENTS.

On June 15, 2009, the Court of Chancery of the State of Delaware (the “Court”) entered an order approving a stipulation of settlement (the “Settlement”) of the class action lawsuit (the “Action”) filed in the Court and captioned Edward E. Gatz, et al. v. William R. Ponsoldt, Sr., et al., (C.A. No. 174-CC).  The period for appeal of the Settlement expired on July 15, 2009.

The terms of the Settlement are in all material respects identical to the terms of the Memorandum of Understanding entered into among the parties to the Action on April 28, 2008.  Pursuant to the Settlement, on July 17, 2009, Regency Affiliates, Inc. (“Regency”) paid $3,045,874.72 into escrow for the benefit of the plaintiff class.  The plaintiff class is defined in the Settlement as all record and beneficial owners of Regency common stock on October 17, 2002, including any and all of their respective successors in interest, predecessors, representatives, trustees, executors, administrators, heirs, immediate and remote, and any person or entity acting for or on behalf of, or claiming under any of them, and each of them.  The plaintiff class does not include the defendants, members of their families, affiliates of the defendants, and those individuals or entities who solely held securities convertible into Regency common stock or options to purchase Regency common stock.  Regency made the settlement payment pursuant to its obligation to indemnify the defendants who are former directors of Regency.  In connection with the Settlement, and with the assistance of independent counsel, Regency determined that indemnification of its former directors is appropriate under Delaware law.  The  Settlement expressly provides that the defendants admit no wrongdoing but have agreed to the Settlement to eliminate the uncertainty, distraction, burden and expense of further litigation.

Regency’s insurance carrier has denied coverage with respect to the claims contained in the Action on the basis of the "insured vs. insured" exclusion since one of the plaintiffs, Donald D. Graham, was previously a director of Regency.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY AFFILIATES, INC.

By:	/s/ Laurence S. Levy
Name:	Laurence S. Levy
Title:	President

Date: July 21, 2009